                                                                   EXHIBIT 10.23


Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.





                           COLLABORATIVE RESEARCH AND


                               LICENSE AGREEMENT


                                    BETWEEN


                         VIRUS RESEARCH INSTITUTE Inc.


                                      AND


                             SMITHKLINE BEECHAM plc

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE 1            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .    2
ARTICLE 2            RESEARCH PROGRAM   . . . . . . . . . . . . . . . . . .   12
ARTICLE 3            MANAGEMENT OF THE RESEARCH PROGRAM   . . . . . . . . .   24
ARTICLE 4            GRANTS COVENANTS   . . . . . . . . . . . . . . . . . .   27
ARTICLE 5            ROYALTIES AND OTHER PAYMENTS   . . . . . . . . . . . .   30
ARTICLE 6            ROYALTY REPORTS AND ACCOUNTING   . . . . . . . . . . .   34
ARTICLE 7            DEVELOPMENT  . . . . . . . . . . . . . . . . . . . . .   36
ARTICLE 8            EXCHANGE OF INFORMATION AND CONFIDENTIALITY  . . . . .   37
ARTICLE 9            PATENTS AND TRADEMARKS   . . . . . . . . . . . . . . .   41
ARTICLE 10           TERM AND TERMINATION   . . . . . . . . . . . . . . . .   48
ARTICLE 11           RIGHTS AND DUTIES UPON TERMINATION   . . . . . . . . .   50
ARTICLE 12           WARRANTIES AND REPRESENTATIONS   . . . . . . . . . . .   50
ARTICLE 13           FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . .   51
ARTICLE 14           GOVERNING LAW  . . . . . . . . . . . . . . . . . . . .   51
ARTICLE 15           WAIVER OR BREACH   . . . . . . . . . . . . . . . . . .   52
ARTICLE 16           SEPARABILITY   . . . . . . . . . . . . . . . . . . . .   52
ARTICLE 17           ENTIRE AGREEMENT   . . . . . . . . . . . . . . . . . .   52
ARTICLE 18           NOTICES  . . . . . . . . . . . . . . . . . . . . . . .   53
ARTICLE 19           ASSIGNMENT   . . . . . . . . . . . . . . . . . . . . .   53
ARTICLE 20           RECORDING  . . . . . . . . . . . . . . . . . . . . . .   54
ARTICLE 21           INDEMNIFICATION  . . . . . . . . . . . . . . . . . . .   54

APPENDIX A           PATENTS  . . . . . . . . . . . . . . . . . . . . . . .   58
APPENDIX B           VRI/SB COLLABORATIVE [****] RESEARCH PLAN  . . . . . .   59
APPENDIX C           VRI THIRD PARTY AGREEMENTS   . . . . . . . . . . . . .   53
APPENDIX D           KNOWN [****] GENES AND SEQUENCES   . . . . . . . . . .   54

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

         THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT, effective as of the 22nd day of June, 1995, between VIRUS RESEARCH INSTITUTE, Inc., a corporation of the state of Delaware, having a place of business at 61 Moulton Street, Cambridge MA 02139, and SMITHKLINE BEECHAM plc, a company organized under English law and having its registered office at New Horizons Court, Brentford, Middlesex TW8 9EP, England, registered in England No. 2337959.

                                WITNESSETH THAT:

         WHEREAS, Virus Research Institute, Inc. has rights in and to certain In Vivo Expression Technologies (hereinafter "IVET" as defined below);

         WHEREAS, Virus Research Institute, Inc. is the owner of all right, title and interest in or is the licensee of VRI TECHNOLOGY (as defined below);

         WHEREAS, SmithKline Beecham plc desires that Virus Research Institute practice IVET on SmithKline Beecham's behalf;

         WHEREAS, SmithKline Beecham plc also desires to obtain worldwide licenses from Virus Research Institute, Inc. under the aforesaid VRI TECHNOLOGY and Virus Research Institute, Inc. is willing to grant to SmithKline Beecham plc such licenses;

         WHEREAS, SmithKline Beecham plc and Virus Research Institute, Inc. desire to engage in a research collaboration directed to the application of IVET to [****] and to the identification of novel in vivo expressed genes derived therefrom; and

         WHEREAS, SmithKline Beecham plc desires to use the information developed during the research collaboration, inter alia, to develop screens to identify useful antimicrobial products;

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         The forms used in this Agreement have the following meanings:

         1.01 "AFFILIATES" shall mean any corporation, film, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with SB or VRI to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with SB or VRI. A corporation or other entity which is under the common control with VRI only as a result of equity investments by a common, independent venture capital entity is not an AFFILIATE of VRI and an independent venture capital entity which owns at least fifty percent of the equity of VRI is not an AFFILIATE of VRI.

         1.02 "COMBINATION PRODUCT" shall mean a PRODUCT which is sold in combination with (i) one or more therapeutically or prophylactically active compounds derived independently of this Agreement, in the case of therapeutics or (ii) one or more diagnostic agents derived independently of this Agreement in the case of diagnostics. COMBINATION PRODUCTS are included in the term "PRODUCT".

         1.03 "COMMENCEMENT DATE" shall mean 22 June 1995, which shall be the date of commencement of the RESEARCH PROGRAM.

         1.04 "COMPETING PRODUCT" with respect to a particular PRODUCT sold by SB or VRI or a licensee of either, shall mean any product sold by a THIRD PARTY which is the same as such PRODUCT.

         1.05 "COMPETING VACCINE PRODUCT" with respect to a particular VACCINE PRODUCT sold by VRI or SB or a licensee of either shall mean any product sold by a THIRD PARTY which is the same as such VACCINE PRODUCT.

         1.06 "CONTRACT YEAR" shall mean the twelve (12) month period from the COMMENCEMENT DATE and each subsequent consecutive twelve (12) month period during the RESEARCH PROGRAM TERM.

         1.07    "FDA" shall mean the United States Food and Drug
Administration or any successor entity thereto.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         1.08 "IVET" shall mean In Vivo Expression Technology and refers to technology originally described by Mahan et al. (Science 259:686-689 (1993)) and any and all improvements thereto made by or to which VRI has rights independent of this Agreement including but not [****] which technology identifies bacterial genes the expression of which is induced in the host environment.

         1.09    [****]

         1.10    [****]

         1.11 "NDA" shall mean a New Drug Application or Product License Application filed by or on behalf of SB with the FDA.

         1.12 "PATENT(S)" shall mean all patents and patent applications which are or become owned by VRI and/or SB, or to which VRI and/or SB otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim VRI TECHNOLOGY, SB RP TECHNOLOGY, RESEARCH PROGRAM OUTPUT, PRODUCT, a process for manufacturing PRODUCT, a process for discovery of a PRODUCT or an intermediate used in such processes or a use of PRODUCT.
Included within the definition of PATENTS are all continuations, continuations-in-part, divisions, patents of addition, provisionals, reissues, renewals or extensions thereof. Also included within the definition of PATENTS are any patents or patent applications which generically or specifically claim any improvements of PRODUCT, methods for discovering PRODUCT or intermediates or manufacturing processes required or useful for production of PRODUCT which are developed by SB and/or VRI, or which SB and/or VRI otherwise has the right to grant licenses, now or in the future, during the term of this Agreement.
The current list of patent applications and patents encompassed within PATENTS is set forth in Appendix A attached hereto which shall be periodically updated. PATENTS specifically excludes patents and patent applications owned by VRI which are directed to IVET or as to which VRI has a right to grant a license and which are directed to IVET. PATENTS include SPCs.

         1.13 "PHASE II" shall mean studies (as defined in 21 C.F.R. Section 312.21(b)) in human subjects designed to demonstrate the effectiveness of a compound.

         1.14 "PHASE III" shall mean large scale, multi-center, pivotal efficacy studies (as defined in 21 C.F.R. Section 312.21(c)) in human subjects which are adequate, well-controlled (as those terms are defined in 21 C.F.R. Section 314.126) and which are intended to gather additional information about the effectiveness and safety of a compound including by comparing treatment with PRODUCT to treatment with a positive control agent and/or placebo.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         1.15 "PRODUCT" shall mean: (a) any composition of matter (e.g., chemical compound (including polynucleotides)), diagnostic agent, or diagnostic service identified [****] which results in whole or in part from use of RESEARCH PROGRAM OUTPUT, for example, including but not limited to, by screening against a RESEARCH PROGRAM OUTPUT, and (b) chemical compounds which are based on or derived from the compositions of matter of 1.15(a) [****] provided that PRODUCT shall not include such compositions of matter which were published by others as having [****] prior to the COMMENCEMENT DATE. PRODUCT includes SB PRODUCT, SB VACCINE, VRI PRODUCT, VACCINE PRODUCT and COMBINATION PRODUCT.

         1.16 "PSB" shall mean a Pharmaceutical Services Business and includes any present or future AFFILIATE of SB or its licensees which conducts pharmaceutical benefits management for THIRD PARTIES or conducts any of the following business activities for or on behalf of THIRD PARTIES: wholesaler distribution, pharmacy distribution, disease management services, hospital services, or mail order prescription pharmacy services. As of the COMMENCEMENT DATE, the only AFFILIATES of SB which are PSBs are Diversified Pharmaceutical Services, a corporation of the state of Minnesota, having a place of business at 3600 West 80th Street, Seventh Floor, Bloomington, Minnesota 55431-1085, and Prescription Delivery Systems, a corporation of the Commonwealth of Pennsylvania, having a place of business at 206 Welsh Road, Horsham, Pennsylvania 19044.

         1.17 "RESEARCH COORDINATING COMMITTEE" or "RCC" shall mean the research management committee composed of representatives of VRI and SB described in Section 3.1 hereof.

         1.18 "RESEARCH PROGRAM" shall mean the program of research with respect to the [****] performed in accordance with the research plan attached hereto as Appendix B. The RESEARCH PROGRAM may be modified as necessary from time to time by the RCC.

         1.19    [****]

         1.20 "RESEARCH PROGRAM TERM" shall mean the two (2) year period of the RESEARCH PROGRAM measured from the COMMENCEMENT DATE and any extensions thereof resulting from mutual agreement of the parties as set forth in Section
2.3 below.

         1.21 "SB" shall mean SmithKline Beecham plc. In addition, for the purposes of Sections 1.12, 1.24 and 1.26, SB as used therein also includes AFFILIATES of SB.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         1.22    "SB DEVELOPMENT STATUS" [****]

         1.23 "SB FIELD OF USE" shall mean the prophylaxis, treatment or diagnosis of disease in humans with any PRODUCT other than a VACCINE PRODUCT.

         1.24 "SB NET SALES" shall mean the gross receipts from sales of SB PRODUCT under this Agreement:

                 (a) in finished product form (i.e., packaged for sale to the ultimate consumer) in the TERRITORY by SB and/or its licensees to THIRD PARTIES; or if not sold by SB and/or its licensees in finished form, then

                 (b) in any product form other than finished product form in the TERRITORY by SB and/or its licensees to distributors or other entities who subsequently convert such into finished product form, provided that such distributors or other entities shall not be considered to be licensees for the purposes of this SB NET SALES definition because of such converting, however, in a country where SB sells other than finished product form to a distributor, in the event SB realizes additional income from said distributor other than SB NET SALES and such additional income is specifically related to the sale of SB PRODUCT, then SB shall pay royalties to VRI based on the said distributor's sales to THIRD PARTIES; less deductions actually invoiced and/or specifically allocated to SB PRODUCT by SB using generally accepted accounting standards for
(i) transportation charges, including transportation insurance; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such SB PRODUCT; (iii) trade and quantity discounts allowed; (iv) allowances or credits to customers on account of rejection or return of SB PRODUCT subject to royalty under this Agreement or on account of retroactive price reductions affecting such SB PRODUCT; and (v) rebates and chargebacks. Sales between or among SB and its AFFILIATES and/or their licensees shall be excluded from the computation of SB NET SALES, except where such AFFILIATES or licensees are end users or where such AFFILIATES or licensees are a PSB, but SB NET SALES shall include the subsequent sales to THIRD PARTES.

         1.25 "SB PRODUCT" shall mean all PRODUCTS except VRI PRODUCT and VACCINE PRODUCT, [****]

         1.26 "SB RESEARCH PROGRAM (RP) TECHNOLOGY" shall mean any and all data, substances, formulas, processes, information, materials, know-how, inventions, discoveries, (whether patentable or not) or other information which in whole or in part (i) results from use of VRI TECHNOLOGY or RESEARCH PROGRAM OUTPUT by or on behalf of SB or (ii) is developed by or on behalf of SB during and as a result of the

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


RESEARCH PROGRAM, provided, SB RP TECHNOLOGY shall not include such data, substances, formulas, processes, information, materials, know-how, inventions, discoveries, or other information which result only from an incidental or immaterial use of VRI TECHNOLOGY or RESEARCH PROGRAM OUTPUT or which does not relate to PRODUCT or RESEARCH PROGRAM OUTPUT.

         1.27    [****]

         1.28 "SB VACCINE" shall mean a VACCINE PRODUCT in the VRI FIELD OF USE which results from use of an SB VACCINE GENE.

         1.29 "SB VACCINE GENE" shall have the meaning set forth in Section 2.5.3(c)(i).

         1.30 "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling PRODUCT, such as a Supplementary Protection Certificate.

         1.31    "TERRITORY" shall mean [****]

         1.32 "THIRD PARTY" shall mean, as to SB an entity other than SB or an AFFILIATE of SB and as to VRI an entity other than VRI or an AFFILIATE of VRI.

         1.33    "VACCINE" [****]

         1.34 "VACCINE PRODUCT" shall mean a PRODUCT which is a prophylactic VACCINE, including a DNA vaccine product.

         1.35 "VRI" shall mean Virus Research Institute, Inc. and AFFILIATES of VRI.

         1.36 "VRI FIELD OF USE" shall mean the prevention of microbial infections in humans by the use of a VACCINE PRODUCT.

         1.37 "VRI NET SALES" shall mean the gross receipts from sales of VRI PRODUCT by VRI, under this Agreement:

                 (a) in finished product form (i.e., packaged for sale to the ultimate consumer) in the TERRITORY by VRI and/or its licensees to THIRD PARTIES; or if not sold by VRI, and/or its licensees in finished form, then

                 (b) in any product form other than finished product form in the TERRITORY by VRI, and/or its licensees to distributors or other entities who subsequently

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


convert such into finished product form, provided that such distributors or other entities shall not be considered to be licensees for the purposes of this VRI NET SALES definition, however, in a country where VRI sells other than finished product form to a distributor, in the event VRI realizes additional income from said distributor other than VRI "NET SALES" and such additional income is specifically related to the sale of VRI PRODUCT, then VRI shall pay royalties to SB based on the said distributor's sales to THIRD PARTIES; less deductions actually invoiced and/or specifically allocated to VRI PRODUCT by VRI using generally accepted accounting standards for (i) transportation charges, including transportation insurance; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such VRI PRODUCT;
(iii) trade and quantity discounts allowed; (iv) allowances or credits to customers on account of rejection or return of VRI PRODUCT subject to royalty under this Agreement or on account of retroactive price reductions affecting such VRI PRODUCT; and (v) rebates and chargebacks. Sales between or among VRI and its AFFILIATES and/or their licensees shall be excluded from the computation of VRI NET SALES, except where such AFFILIATES or licensees are end users, but VRI NET SALES shall include the subsequent sales to THIRD PARTIES.

         1.38 "VRI PRODUCT" shall mean a PRODUCT in the SB FIELD OF USE which results from use of a VRI TARGET GENE and shall also mean a VACCINE PRODUCT excluding SB VACCINE.

         1.39 "VRI TARGET GENE" shall have the meaning set forth in Section 2.5.3(c)(i).

         1.40 "VRI TECHNOLOGY" shall mean any data and all substances, formulas, processes, information, materials, know-how, inventions, discoveries, (whether patentable or not), [****] provided by VRI to SB, and/or which is useful in the SB FIELD OF USE or the VRI FIELD OF USE and/or (ii) developed by or on behalf of VRI as a result of the RESEARCH PROGRAM or use of RESEARCH PROGRAM OUTPUT, which In each of (i) or (ii) is owned by VRI and/or under which VRI has the right to grant licenses during the term of this Agreement. VRI TECHNOLOGY specifically excludes IVET.

         1.41    "VRI VACCINE GENE" shall mean [****]

         The use herein of the plural shall include the singular.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.



                                   ARTICLE 2

                                RESEARCH PROGRAM

         2.1     Research Procedures.

                 2.1.1 Conduct of Research. VRI and SB each shall conduct the work assigned to it in the RESEARCH PROGRAM, as more particularly set forth in the research plan which is set forth in Appendix B hereto and as requested by the RCC, in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and with all applicable good laboratory practices and good manufacturing practices to attempt to achieve its objectives efficiently and expeditiously. Vial SB each shall proceed diligently with the work set out in the RESEARCH PROGRAM assigned to it by using their respective reasonable efforts to provide, among others, the following resources:

                          (a)     [****]

                          (b)     in the case of SB, allocation of a reasonable
amount of time and effort, using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out SB's obligations under the RESEARCH PROGRAM set forth in Appendix B hereto.

                 2.1.2    [****]

                 2.1.3 Use of Research Funding. VRI warrants and represents that it will apply the research funding it receives from SB under this Agreement directly and solely toward achieving the objectives of the RESEARCH PROGRAM pursuant to this Agreement.

                 2.1.4 Subcontracts. [****] VRI nor SB shall subcontract to THIRD PARTIES the whole or any portion of those aspects of the RESEARCH PROGRAM to be performed by it without the prior consent of the RCC, which consent shall not be unreasonably withheld; provided, however, that a party shall have the right to contract for custom synthesis and other routinely used outside services in accordance with its standard procurement practices. All subcontractors shall enter into confidentiality agreements with a party to this Agreement, and all subcontracted work shall be performed in compliance with applicable laws and regulations, together with all applicable good laboratory practices and good manufacturing practices. The contracting party shall supervise and be responsible under this Agreement for such subcontracted work.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         2.2     Funding of the RESEARCH PROGRAM.

                 (a) In consideration for VRI's performance of its obligations under the RESEARCH PROGRAM, SB will pay to VRI a research fee of Five Hundred and Fifty Thousand (U.S. $550,000) Dollars per year for a period of two (2) years, subject to SB's determination of VRI's satisfactory progress [****] The research fees shall be paid in advance in accordance with the following schedule, provided, however, that adjustments will be made as set forth in Section 2.2(b).

               Within 30 days of:                           US $
               -----------------                            ----
               COMMENCEMENT DATE                         137,500.00*
               October 1, 1995                           137,500.00*
               January 1, 1996                           137,500.00
               April 1, 1996                             137,500.00
               July 1, 1996                              137,500.00
               October 1, 1996                           137,500.00
               January 1, 1997                           137,500.00
               April 1, 1997                             137,500.00

*  The receipt by VRI of these payments is hereby acknowledged.

                 (b) The payment of $550,000 per year is based on a payment rate [****] such that the total amount paid by SB shall not exceed U.S. $1,100,000 Dollars (assuming satisfactory progress and achievement by VRI of MILESTONE I). If at the end of an even numbered quarter there has been an overpayment by SB to VRI for that and the preceding quarter, then the overpayment may be credited by SB against the next quarterly payment due VRI after notice of the overage.

                 (c) The annual research fee of $550,000 shall be the maximum amount SB shall be obligated to pay VRI for its services as part of the RESEARCH PROGRAM per year and as such represents the fully loaded costs of VRI of employing the requisite FTEs, including but not limited to salaries, travel, supplies and overheads. VRI shall be responsible for any additional costs incurred by VRI, unless SB has agreed in writing in advance to pay any amount beyond the annual research fee.

                 (d) VRI shall not be obligated to perform any work beyond that funded by SB under this Section 2.2.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         2.3     Extension of RESEARCH PROGRAM TERM.  [****]

         2.4 Additional Targets. The parties may mutually agree to increase the scope of the RESEARCH PROGRAM to include the discovery and development of gene targets in additional microbial species. If the increase in scope is mutually agreed [****]. The other terms of the agreement shall be substantially the same as the terms of this Agreement.

2.5      Exclusivity.

                 2.5.1    [****]

                 2.5.2    [****]

                 2.5.3    [****]

                 2.5.4 Subject to Section 2.5.3(c) and 2.5.3(d), after termination of the RESEARCH PROGRAM, SB shall have the right to continue to research and develop RESEARCH PROGRAM OUTPUTS in the SB FIELD OF USE and to the extent necessary shall have the right to use so much of VRI TECHNOLOGY (other than IVET) and RESEARCH PROGRAM OUTPUT, as has been provided to SB during the RESEARCH PROGRAM TERM for the purpose of, inter alia, continuing development of an SB PRODUCT in the SB FIELD OF USE [****] continuing discovery of new compounds, and continuing the identification and development of targets for eventual screening for SB PRODUCT in the SB FIELD OF USE and [****]

                 2.5.5    [****]

                 2.5.6    [****]

         2.6     Records and Reports.

                 2.6.1 Records. VRI and SB each shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, and, in the case of VRI, to verify the calculation of the annual research fee and VRI's allocation of VRI scientists to the RESEARCH PROGRAM as required under Section 2.1.1(a). Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the RESEARCH PROGRAM (including all data in the form required under all applicable laws and regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the RESEARCH PROGRAM including any data required to be maintained pursuant to all requirements of applicable laws and regulations.

                 2.6.2 Inspection of Records. Once each CONTRACT YEAR, VRI and SB, each at its own cost, shall have the right during normal business hours and upon reasonable notice, to inspect and copy all such records of the other party to the extent reasonably required for the performance of its obligations under this Agreement (with the party owning the records determining what is reasonably required). Each party shall maintain such records and the information of the other party contained therein in confidence in accordance with Article 8 below and shall not use such records or information except to the extent otherwise permitted by the Agreement.

                 2.6.3 Research Reports. VRI and SB each shall keep the other party fully informed as to all discoveries and technical developments made in the course of the RESEARCH PROGRAM. VRI and SB each shall prepare, and distribute to the other party, a reasonably detailed written summary report at such times, in such form and setting forth such information regarding the RESEARCH PROGRAM as determined from time to time by the RCC. Additionally, VRI may be required to make a formal presentation to the appropriate SB management committee at an SB location and at VRI's expense. Written notice of such presentation shall be given to VRI at least thirty (30) days in advance of the presentation. However, no more than two such presentations per year will be required and every effort will be made to schedule any such presentation(s) at the time of a regularly scheduled RCC meeting at an SB location.

         2.7 Known Antimicrobial Targets and Compounds. From time to time SB may employ RESEARCH PROGRAM OUTPUT or an SB TARGET GENE or a screen derived therefrom for purposes of confirmation or further characterization of target genes or antimicrobial compounds identified by SB or on SB's behalf independently of the RESEARCH PROGRAM and not involving the use of VRI TECHNOLOGY or SB RP TECHNOLOGY or RESEARCH PROGRAM OUTPUT.

                 (a) If SB merely confirms the activity of such target genes or antimicrobial compounds through use of such RESEARCH PROGRAM OUTPUT, SB TARGET GENE or screen derived therefrom and then subsequently develops and/or markets said genes or compounds without further use of such RESEARCH PROGRAM OUTPUT, SB TARGET GENE or screen derived therefrom, then no payments or royalties of any kind shall be due VRI.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                 (b) However, in the event that SB performs additional work using such RESEARCH PROGRAM OUTPUT, SB TARGET GENE or screen derived therefrom, and develops and markets said compound or gene or a derivative thereof, [****]


                                   ARTICLE 3

                       MANAGEMENT OF THE RESEARCH PROGRAM



         3.1     Research Coordinating Committee.

                 3.1.1 Composition of the RCC. The RESEARCH PROGRAM shall be conducted under the direction of the RCC. [****] Each party may replace one or more of its representatives on the RCC at any time in its sole discretion. In addition, if a regular member of the RCC cannot attend a meeting of the committee, an alternate for that meeting shall be appointed by the missing member's employer. In order to ensure continuity of action, a party's designated alternate may attend RCC meetings as a non-voting observer, even if all representatives are present.

                 3.1.2 Responsibilities of the RCC. The purposes of the RCC shall be to oversee and coordinate the RESEARCH PROGRAM. As part of its responsibilities, the RCC shall (a) review the research by VRI and SB under the RESEARCH PROGRAM, (b) monitor the progress of the RESEARCH PROGRAM and evaluate the work performed and the results obtained in relation to the goals of the RESEARCH PROGRAM, (c) plan future activities under, and make any necessary or desirable modifications to the RESEARCH PROGRAM, (d) recommend targets for further evaluation by the parties under the RESEARCH PROGRAM and approve selection of VRI VACCINE GENES as provided in 2.5.2(b), (e) approve the VRI work plan for each quarter of a CONTRACT YEAR under which VRI scientists are deployed in the RESEARCH PROGRAM, (I) facilitate the exchange of information between SB and VRI relating to the RESEARCH PROGRAM, and (g) attempt resolution of disputes between the parties concerning the RESEARCH PROGRAM. Nothing herein shall be construed as limiting the discretion of SB management in allocating its human and other resources in accordance with priorities it assigns its various efforts and opportunities within and outside the scope of this Agreement.

                 3.1.3 Meetings Of the RCC. The RCC shall meet at least twice each year during the term of the RESEARCH PROGRAM, at such times and places as agreed to by VRI and SB, alternating between Cambridge, Massachusetts USA and SB facilities in the

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


Philadelphia; Pennsylvania area (including e.g., Upper Merion and Collegeville, Pennsylvania) or such other Locations as the parties may agree. The first such meeting will be held within five months of the COMMENCEMENT DATE. Meetings of the RCC may be attended by such other directors, officers, employees, consultants and other agents of VRI and SB as the parties from time to time reasonably agree. The party hosting each meeting of the RCC promptly shall prepare, and deliver to the other party within thirty (30) days after the date of such meeting, minutes of such meeting setting forth all decisions of the RCC relating to the RESEARCH PROGRAM in form and content reasonably acceptable to the other party.

                 3.1.4 Actions by the RCC. Any approval, determination or other action agreed to by a majority of the SB and VRI members of the RCC present at the relevant RCC meeting shall be the approval, determination or other actions of the RCC; provided, however, that at least two (2) representatives of each party shall be present at such meeting. In the event the RCC cannot arrive at a majority decision on a particular issue, the Chairman shall cast the deciding vote.

         3.2 Project Leaders. VRI and SB each shall appoint a person (a "Project Leader") to coordinate its part of the RESEARCH PROGRAM. The Project Leaders shall be the primary contacts between the parties with respect to the RESEARCH PROGRAM. As of the COMMENCEMENT DATE the Project Leader for VRI [****] Each party shall notify the other party as soon as practicable upon changing these appointments.

         3.3 Availability Of Employees. Each party shall make its employees engaged in the RESEARCH PROGRAM available, upon reasonable notice during normal business hours, at their respective places of employment to consult with the other party on issues arising during the RESEARCH PROGRAM and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.

         3.4 Visits to Facilities. Representatives of VRI and SB may, upon reasonable notice during normal business hours, (a) visit VRI's facilities where the RESEARCH PROGRAM is being conducted, (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the RESEARCH PROGRAM, and (c) with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any experiments being conducted by such other party in connection with the RESEARCH PROGRAM, but only to the extent in each case such other experiments relate to PRODUCTS. On such visits, an employee of the party conducting the research or development shall accompany the employee(s) of the visiting party. If requested by the other party, VRI and SB shall cause appropriate individuals working on the RESEARCH PROGRAM to be available for meetings at the location of the facilities where such

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


individuals are employed at times reasonably convenient to the party responding to such request.

                                   ARTICLE 4

                               GRANTS & COVENANTS

         4.1 Grant to SB. VRI hereby grants to SB a world-wide, exclusive license, with the right to grant sublicenses, under PATENTS of VRI whether solely owned or jointly owned with SB and VRI TECHNOLOGY [****] (i) to conduct research to discover SB PRODUCTS within the SB FIELD OF USE [****] (ii) to make, have made, use and sell SB PRODUCTS within the SB FIELD OF USE [****] and
(iii) otherwise to exercise its rights under Article 2, [****] (It is understood that by "make, have made, use and sell" is meant all activities encompassed within the exclusionary right conferred by patents in a given jurisdiction). SB shall have the right to develop and sell outside of the SB FIELD OF USE, but not in the VRI FIELD OF USE, those SB PRODUCTS it has selected for development within the SB FIELD OF USE.

         4.2 Grant to VRI. SB hereby grants to VRI a world-wide, exclusive license, with the right to grant sublicenses, under PATENTS of SB whether solely owned or jointly owned with VRI and SB RP TECHNOLOGY (i) to conduct research to discover VACCINE PRODUCTS [****] within the VRI FIELD OF USE and also VRI PRODUCTS, (ii) or make, have made, use and sell VACCINE PRODUCTS [****] within the VRI FIELD OF USE and also VRI PRODUCTS except those VRI PRODUCTS selected by SB for development under Section 2.5.6 and (iii) otherwise to exercise its rights under Article 2. (It is understood that by "make, have made, use and sell" is meant all activities encompassed within the exclusionary right conferred by patents in a given jurisdiction).

         4.3.    Third Parties.

                 4.3.1 To the extent VRI TECHNOLOGY and/or PATENTS of VRI licensed to SB under this Agreement are rights which VRI has licensed or will license from a THIRD PARTY ("THIRD PARTY Agreement(s)") the rights licensed to SB by VRI under this Agreement are subject to the terms, limitations and restrictions of the THIRD PARTY Agreement(s).

                 4.3.2 SB will be sublicensed under THIRD PARTY Agreements only if SB agrees to be bound by the terms and conditions thereof which are applicable to a sublicensee. In the event that SB does not agree to be bound by the terms and conditions of a THIRD PARTY Agreement under which SB is entitled to a sublicense pursuant to this Agreement, then to the extent and for the period that SB is entitled to a sublicense under such THIRD PARTY Agreement, VRI shall not use itself or grant such rights to a THIRD PARTY. Prior to entering into a THIRD PARTY Agreement as to which SB is entitled to a sublicense under this Agreement, VRI shall notify SB as to the prospective terms and conditions thereof which are applicable to a sublicensee and if requested by SB to modify such terms, VRI will use its best efforts to obtain the requested modifications prior to entering into such THIRD PARTY Agreement. SB hereby agrees to be bound by the terms and conditions which are applicable to a sublicensee of the THIRD PARTY Agreement listed in Appendix C as of the date of execution of this Agreement.

                 4.3.3 To the extent it is necessary to license or otherwise acquire the rights of THIRD PARTY(IES) in order for VRI to practice IVET on behalf of SB hereunder, it shall be VRI's sole responsibility to acquire such rights at VRI's sole expense.

         4.4 SB Use of Technology. To the extent the technologies identified in this section 4.4 are not in the public domain and are not claimed in granted PATENTS, SB agrees that VRI TECHNOLOGY will be used by SB only for research, developing, making, marketing and selling of SB PRODUCTS in accordance with the terms and conditions of this Agreement including without limitation Section 2.5. SB will not use SB RP TECHNOLOGY and/or VRI
TECHNOLOGY for making, using or selling of SB PRODUCT or VRI PRODUCT in any and all countries in which SB's license under Section 4.1 has been rightfully terminated, except to the extent that VRI TECHNOLOGY is acquired from a source other than VRI.

         4.5 VRI Use of Technology. To the extent the technologies identified in this Section 4.5 are not in the public domain and are not claimed in granted PATENTS, VRI agrees that SB RP TECHNOLOGY will be used by VRI only for research, developing, making, marketing and selling of VRI PRODUCT in accordance with the terms and conditions of this Agreement including without limitation Section 2.5. VRI will not use SB RP TECHNOLOGY for any purpose in any and all countries in which VRI's license under Section 4.2 has been rightfully terminated, except to the extent that SB RP TECHNOLOGY is acquired from a source other than SB.

         4.6 AFFILIATES of SB. It is understood that the license rights granted to SB under this Agreement do not extend to AFFILIATES of SB and therefore any AFFILIATE of SB who engages in activities encompassed within the scope of this Agreement shall be regarded as a licensee of SB regardless of whether or not a formal license agreement has been entered into and shall be obligated to VRI as provided for in Section 4.8 below.

         4.7 SB shall cause each of its AFFILIATES to comply with all terms, conditions and obligations of this Agreement as if each such AFFILIATE is a signatory to this Agreement and SB shall be liable and responsible to VRI for any failure of any AFFILIATE of SB to comply with the terms, conditions and obligations of this Agreement.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         4.8 The parties hereby agree that no license or sublicense will be granted to a THIRD PARTY by either party hereto with respect to PRODUCT, VACCINE PRODUCT, SB VACCINE, SB PRODUCT or VRI PRODUCT without such THIRD PARTY agreeing with the licensing party to be bound by the terms, obligations and conditions [****]


                                   ARTICLE 5

                          ROYALTIES AND OTHER PAYMENTS

         5.1 Milestone Payments. In addition to the funding of the RESEARCH PROGRAM as provided in Section 2.2 above, as consideration for the licenses granted to SB hereunder and VRI's participation in the RESEARCH PROGRAM in accordance with the terms of this Agreement, SB shall pay VRI up to three million, two hundred thousand U.S. dollars (U.S. $3,200,000) in installments according to the following milestones, within thirty (30) days after the occurrence of the key events listed below, provided that in no event (except as provided in Section 2.5.5) shall the total amount of such payments exceed three million, two hundred thousand U.S. dollars (U.S. $3,200,000).

                 [****]

                 (a)      each payment which is owed in accordance with this
Section 5.1 shall be made only one time regardless of the number of times a particular milestone is met, and no payment shall be owed for a milestone which is not reached;

                 (b)      [****]

                 (c)      [****]

                 (d) fifty (50%) percent of the amounts of [****] shall be creditable against future royalties payable by SB to VRI. [****]

         5.2     Royalties Payable by SB.

                 5.2.1 In consideration for the licenses to PATENTS of VRI granted to SB herein and for the enabling VRI TECHNOLOGY practiced by VRI on SB's behalf, SB will The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

pay to VRI a royalty of [****] of SB NET SALES of SB PRODUCT in the TERRITORY, except as expressly otherwise provided in this Agreement.

                 5.2.2    [****]

                 5.2.3 The royalty payable for SB PRODUCT in any calendar year shall be reduced to fifty (50%) percent of the royalties provided in
Section 5.2.1 and 5.2.2 as regards SB NET SALES in any country in the TERRITORY in which one or more THIRD PARTY(IES) sells a COMPETING PRODUCT or a COMPETING VACCINE PRODUCT in such country in such calendar year in substantial competition with SB, by which is meant that the value of such COMPETING PRODUCT or COMPETING VACCINE PRODUCT in such country in such calendar year of any THIRD PARTY(IES) combined is at least fifteen percent (15%) of the SB NET SALES of the SB PRODUCT in such country in such calendar year.

         5.3     Royalties payable by VRI.

                 5.3.1 In consideration for the licenses to PATENTS of SB, and access to SB RP TECHNOLOGY VRI will pay to SB royalties at the rate of [****] per VRI PRODUCT based on the VRI NET SALES of each VRI PRODUCT in any country in the TERRITORY, except as expressly otherwise provided in this Agreement.

                 5.3.2    [****]

         5.4 COMBINATION PRODUCTS. The royalty payable on the SB NET SALES or VRI NET SALES of a COMBINATION PRODUCT by either party shall be downwardly adjusted by mutual agreement of the parties from the royalties provided above, taking into account the relative selling prices of the components of the COMBINATION PRODUCT derived independently to this Agreement if sold separately, or if not sold separately market value and costs of the components of the COMBINATION PRODUCT derived independently of this Agreement.

                                   ARTICLE 6

                         ROYALTY REPORTS AND ACCOUNTING

         6.1 SB shall keep and require its licensees to keep complete and accurate records of all sales of SB PRODUCT under the licenses granted herein. VRI shall have the right, at VRI's expense, through a certified public accountant or like person reasonably acceptable to SB, to examine such records during regular business hours during the life of this Agreement and for six (6) months after its termination; provided, however, that such examination shall

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

not take place more than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to VRI only as to the accuracy of the royalty statements and payments.

         6.2 Within sixty (60) days after the close of each calendar quarter, SB shall deliver to VRI a true accounting of all SB PRODUCT sold by SB and its licensees during such quarter and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by country and SB PRODUCT-by-SB PRODUCT basis.

         6.3 Any tax, duty or other levy on VRI paid or required to be withheld by SB for the benefit of VRI on account of royalties payable to VRI under this Agreement shall be deducted from the amount of royalties otherwise due. SB shall secure and send to VRI proof of any such taxes, duties or other levies withheld and paid by SB or its licensees for the benefit of VRI.

         6.4 All royalties and other payments due under this Agreement shall be payable in U.S. Dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of SB to pay royalties on sales in that country shall be suspended until such remittances are possible. [****]

         6.5 In the case of SB, monetary conversion from the currency of a foreign country, in which SB PRODUCT is sold, into U.S. currency shall be calculated at the actual average rates of exchange for the year to date as used by SB in producing its quarterly and annual accounts, as confirmed by SB's auditors. In the case of VRI, monetary conversions from the currency of a foreign country, in which VRI PRODUCT is sold, into U.S. currency shall be made at the of official exchange rate in force in that country for financial transactions on the last business day of the calendar quarter for which the royalties are being paid. If there is no such of official exchange rate, the conversion shall be made at the rate for such remittances on that date as certified by Citibank, N.A., New York, New York, U.S.A..

         6.6 In any situation where VRI incurs a royalty obligation to SB under this Agreement, unless otherwise agreed, the requirements of this Article 6 applicable to the reporting and payment of royalties by SB shall be applicable mutatus mutandis to the reporting and payment of royalties by VRI.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   ARTICLE 7

                                  DEVELOPMENT

         7.1     SB Development.

                 (a) SB agrees to use reasonable efforts: to select SB TARGET GENES; to develop screens based on SB TARGET GENES and to perform research to identify an SB

PRODUCT in the SB FIELD OF USE and to have such SB PRODUCT achieve SB DEVELOPMENT STATUS.

                 (b) SB shall have full control and authority over research, development, registration and commercialization of SB PRODUCT in the TERRITORY. SB will exercise its reasonable efforts and diligence in developing and commercializing such SB PRODUCT(S) in the SB FIELD OF USE in accordance with its reasonable business, legal, medical and scientific judgment and in undertaking investigations and actions required to obtain appropriate governmental approvals to market such SB PRODUCT in the SB FIELD OF USE in the TERRITORY. All such activity shall be undertaken at SB's expense.

         7.2 Reporting. SB shall keep VRI informed of progress of SB's efforts to develop and commercialize such SB PRODUCT in the SB FIELD OF USE and shall provide half-yearly reports in this respect.

         7.3 VRI Development. In any situation where VRI undertakes development of a VACCINE PRODUCT in the VRI FIELD OF USE under this Agreement, unless otherwise agreed, the requirements of sections 7.1(a), 7.1(b), and 7.2 applicable to SB PRODUCT development in the SB FIELD OF USE by SB shall be applicable mutatus mutandis to VACCINE PRODUCT development by VRI in the VRI FIELD OF USE.

         7.4     Right of First Negotiation.

                 [****]

                                   ARTICLE 8

                  EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         8.1 Promptly after the COMMENCEMENT DATE, VRI shall disclose and supply to SB all VRI TECHNOLOGY necessary for SB to conduct its portion of the RESEARCH PROGRAM. Thereafter, each party shall promptly disclose and supply to the other any further VRI TECHNOLOGY or SB RP TECHNOLOGY respectively, as may be reasonably required for each party to fulfill its obligations and exercise its rights under this Agreement.

         8.2 During the term of this Agreement and for ten (10) years thereafter, VRI and SB shall not use or reveal or disclose to THIRD PARTIES any confidential information received from the other party without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as may be required to be disclosed to a governmental agency or as may be necessary to file or prosecute patent applications concerning PRODUCT or to carry out any litigation concerning PRODUCT or as may be necessary to exercise its rights under Article 2. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a THIRD PARTY having the right to do so and without an obligation of confidentiality, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the confidential information disclosed, or is required by law to be disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         8.3 Nothing herein shall be construed as preventing either party from disclosing any information received from the other to an AFFILIATE, licensee or distributor of the party, provided, in the case of a licensee or distributor, such licensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

         8.4 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and
(ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, others tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

         8.5 No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. The permission of the other party shall not be required with respect to a public announcement or disclosure of subject matter which has been disclosed in a previously approved announcement or disclosure. When such announcement or disclosure may be legally required or as may be required for recording purposes or as may be required for an offering of securities and/or to obtain financing and/or in connection with sublicensing and/or in connection, with an acquisition and/or transfer of assets and/or a merger or consolidation, a party may disclose information as required by applicable law, regulation or judicial process, provided that such party shall give the other party prior written notice thereof and adequate opportunity to object to, and/or to redact any such disclosure or to request confidential treatment thereof. To the extent that a party is required to disclose to or provide its licenser a copy of this Agreement as a result of granting to the other party a sublicense under this Agreement, such party shall have the right to disclose and/or provide a copy of this Agreement to such licenser. To the extent permissible, the nondisclosing party shall have the right to redact any such disclosure and to request confidential treatment thereof.

         8.6 Neither VRI nor SB shall submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to RESEARCH PROGRAM OUTPUT, SB TARGET GENE, SB VACCINE GENE, VRI TARGET GENE or VRI VACCINE until 18 months after the filing date of a PATENT disclosing and claiming same without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or coauthorship, whichever is appropriate.

         8.7 Nothing in this Agreement shall be construed as preventing or in any way inhibiting either party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of PRODUCT in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities confidential or other information received from the other party.

                                   ARTICLE 9

                             PATENTS AND TRADEMARKS

         9.1 Each party shall have and retain sole and exclusive title to all inventions, discoveries, designs, works of authorship and other know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority including, but not limited to those directed to a RESEARCH PROGRAM OUTPUT or a PRODUCT, the discovery and screening of same and any process or use relating thereto made during and as a result of the RESEARCH PROGRAM. Each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries, designs, works of authorship and other know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties.

         9.2 VRI shall have the first right, using in-house or outside legal counsel selected at VRI's sole discretion, to prepare, file, prosecute, maintain and extend PATENTS owned by VRI ("VRI PATENT") in countries of VRI's choosing, and VRI shall bear all costs relating to such activities which occur at VRI's request or direction. If VRI, prior or subsequent to filing VRI PATENTS or applications for other forms of intellectual property, elects not to prepare, file, prosecute or maintain certain of such VRI PATENTS or certain claims encompassed within such VRI PATENTS, or such other forms of intellectual property, in one or more countries, VRI shall give SB notice thereof within a reasonable period prior to allowing such patents, claims or other forms of intellectual property, to lapse or become abandoned or unenforceable, and SB shall thereafter have the right, at its sole expense, to prepare, file, prosecute, and maintain such VRI PATENTS or divisional patent applications related to such certain claims, or such other forms of intellectual property to which SB is licensed under this Agreement, in such one or more countries.

         9.3 SB shall have the first right, using in-house or outside legal counsel selected at SB's sole discretion, to prepare, file, prosecute, maintain and extend PATENTS owned by SB ("SB PATENTS") in countries of SB's choosing, and SB shall bear all costs relating to such activities which occur at SB's request or direction. If SB, prior or subsequent to filing SB PATENTS, or applications for other forms of intellectual property, elects not to prepare, file, prosecute or maintain certain of such SB PATENTS or certain claims encompassed within such SB PATENTS, or such other forms of intellectual property, in one or more countries, SB shall give VRI notice thereof within a reasonable period prior to allowing such patents, claims or other forms of intellectual property to lapse or become abandoned or unenforceable, and VRI shall thereafter have the right, at its sole expense, to prepare, file, prosecute, and maintain such SB PATENTS or divisional patent applications related to such certain claims,

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


or such other forms of intellectual property to which VRI is licensed under this Agreement, in such one or more countries. [****]

         9.4 SB shall have the first right, using in-house or outside legal counsel selected at SB's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all jointly owned SB and VRI inventions in countries throughout the world in accordance with the relevant legal requirements, for which SB shall bear the costs relating to such activities which occur at SB's request or direction. If SB, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned jointly by SB and VRI, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the TERRITORY, SB shall give VRI notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and VRI shall thereafter have the right from the date of said notice, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world. The party filing, prosecuting or maintaining such patent application shall give the other party a reasonable advance opportunity to review and comment upon the text of the application before filing and important prosecution matters relating thereto, and in good faith shall consider and incorporate the reasonable requests and comments of the other party. The party filing the application shall supply the other party with a copy of the application as filed, together with notice of its filing date and serial number.

         9.5 Each party, on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against the other party, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way in the performance of patent activities under this Section, except as a result of gross negligence, recklessness or willful misconduct.

         9.6 Each party, as the case may be, shall disclose to each other the complete texts of all SB PATENTS and VRI PATENTS to which they are licensed hereunder, as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such VRI PATENT or SB PATENT anywhere in the world. Each party shall have the right to review all such pending applications and other proceedings and make recommendations concerning them and their conduct. Each party shall keep the other promptly and fully informed of the course of patent prosecution or other proceedings

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

including by providing the other party with copies of important, substantive communications, search reports and third party observations submitted to or received from patent offices throughout the world. The parties shall hold all information disclosed to it under this section as confidential subject to the provisions of Article 8. This Section does not pertain to SB PATENTS directed to SB PRODUCT.

         9.7 In the event of the institution of any suit by a THIRD PARTY against VRI, SB or its sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT, the party sued shall promptly notify the other party in writing. The other party shall have the right but not the obligation to defend or participate in the defense of such suit at its own expense. VRI and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         9.8 In the event that VRI or SB becomes aware of actual or threatened infringement of a SB PATENT or VRI PATENT to which it is licensed by the other party anywhere in the TERRITORY, that party shall promptly notify the other party in writing. The owner of such SB PATENT or VRI PATENT or SB in the case of jointly owned PATENTS shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If the owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the patent rights of the other party. In any event, VRI and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party. VRI shall have no right to bring an infringement action in respect of any SB PATENTS directed to a PRODUCT other than a VACCINE PRODUCT or a VRI PRODUCT.

         9.9 VRI and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. [****]

         9.10 The parties shall keep one another informed of the status of and of their respective activities regarding any such litigation or settlement thereof.

         9.11 A party who is developing, selling or planning to sell a PRODUCT covered by a patent licensed under this Agreement shall have the sole right to seek to obtain extensions of or SPCs based on such licensed patents. If a party exercises such right, then the other party shall assist the party seeking the extensions including by authorizing the other party to act as its agent.

         9.12 All rights and licensing granted under or pursuant to this Agreement by VRI to SB, or vice versa, are, and shall irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. In the event of the commencement of a case by or against either party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365(n) thereof. Unless a party rejects this Agreement and the other party decides not to retain its rights hereunder, the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the party and the party shall not interfere with the rights of the other party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity. Further, this Agreement shall be deemed, upon presentation to another entity, to be the same as an express instruction by the party to such other entity to provide such intellectual property and all embodiments of such intellectual property directly to the other party. Without limiting the foregoing provisions in this Section, the other party shall be entitled to all post-bankruptcy-petition improvements, updates, or developments of intellectual property created hereunder. If such intellectual property is not fully developed as of the commencement of any bankruptcy case, The other party shall have the right to complete development of the property.

         9.13 Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain VRI PATENTS and SB PATENTS for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

         9.14 In any action brought pursuant to Section 9.8, the party bringing the action shall indemnify the other party, its officers, directors, shareholders, employees, agents, successors and assigns from any loss, damage or liability, including for attorney's fees and costs, which may result from claims, counterclaims or crossclaims asserted by a defendant, except to the extent that such losses, damages or liabilities result from the negligence or willful misconduct of the other party.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         9.15    Trademarks:

                 9.15.1 Each party shall be responsible for the selection of all trademarks and tradenames which are employed in connection with any PRODUCT sold by it under this Agreement. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to VRI or SB to use such trademarks and tradenames or any other trademarks and tradenames owned by SB or VRI, respectively, for any purpose.


                 9.15.2 Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to either party, to use the name of the other party or any entity affiliated therewith for any purpose whatsoever except as may otherwise be expressly provided for in this Agreement.

                 9.15.3 Each party, at its expense, shall be responsible for the selection and registration of non-proprietary names for PRODUCT in the TERRITORY which it sells under this Agreement.

                                   ARTICLE 10

                              TERM AND TERMINATION

         10.1 The RESEARCH PROGRAM shall terminate two (2) years from the COMMENCEMENT DATE unless extended pursuant to section 2.3 or earlier terminated pursuant to section 2.2.

         10.2 Royalty obligations under Article 5 in each country of the TERRITORY shall expire with respect to each PRODUCT

                 (a)      with respect to SB, upon the later of:
                             [****]

                 (b)      with respect to VRI, upon the later of:
                             [****]

                 Upon termination of a party's obligation to pay royalties with respect to a PRODUCT in a country under this Section 10.2, such party shall have a fully paid-up, non-exclusive license with respect to such PRODUCT in such country.

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


         10.3 Unless otherwise terminated, this Agreement shall remain in full force and effect until neither party is obligated to make any further payments to the other party under this Agreement.

         10.4    (a)      If either party fails or neglects to perform
covenants or provisions of this Agreement and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

                 (b) If this Agreement is properly terminated by VRI under this Section 10.4, then all amounts which would have been due to VRI under
Section 2.2 for the two quarterly payments following the date of termination shall be immediately due and payable.

         10.5 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

         10.6 Notwithstanding the bankruptcy of VRI or SB, or the impairment of performance by VRI or SB of its obligations under this Agreement as a result of bankruptcy or insolvency of VRI or SB, the other party shall be entitled to retain the licenses granted herein, subject to the rights of a party to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.


                                   ARTICLE 11

                       RIGHTS AND DUTIES UPON TERMINATION

         11.1 Upon termination of this Agreement, each party shall have the right to retain any sums already paid by the other hereunder and each party shall pay to the other all sums accrued hereunder which are then due, [****]

         11.2 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement other than those previously accrued except those described in Sections 4.4, 4.5, 6.1, 9.5, 9.14 and 14.1 and Articles 8, 11 and 16 through 21. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

         11.3 Termination of the Agreement in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.


                                   ARTICLE 12

                         WARRANTIES AND REPRESENTATIONS

         12.1 Each party warrants and represents that it has the right to enter into this Agreement and to perform in accordance therewith.

         12.2 Nothing in this Agreement shall be construed as a warranty that PATENTS are valid or enforceable or that their exercise does not infringe any patent rights of THIRD PARTIES.

         12.3 Each party further warrants and represents that it has not, up through and including the date of this Agreement, omitted to furnish the other with any information concerning the subject matter of this Agreement which would be material to its decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.


                                   ARTICLE 13

                                 FORCE MAJEURE

         13.1 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement other than a payment obligation, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

                                   ARTICLE 14

                                 GOVERNING LAW

         14.1 This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, USA.


                                   ARTICLE 15

                                WAIVER OR BREACH

         15.1 The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

                                   ARTICLE 16

                                  SEPARABILITY

         16.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         16.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         16.3 In the event that the terms and conditions of this Agreement are materially altered as a result of Sections 16.1 or 16.2, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.


                                   ARTICLE 17

                                ENTIRE AGREEMENT

         17.1 This Agreement, into as of the date written above, constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.


                                   ARTICLE 18

                                    NOTICES

         18.1 Any notice required or permitted under this Agreement shall be sent by air mail, postage pre-paid, to the following addresses of the parties:

                             VRI:      Virus Research Institute
                                       61 Moulton Street
                                       Cambridge, MA 02138
                                       Attn:  Chief Executive Officer

                             SB:       SmithKline Beecham plc.
                                       New Horizons Court, Brentford,
                                       Middlesex TW8 9EP, England
                                       Attn:  Director and Senior Vice President
                                       Worldwide Business Development

                             copy to:  SmithKline Beecham Corporation
                                       709 Swedeland Road
                                       P.O. Box 1539
                                       King of Prussia, PA 19406
                                       Attention:  Corporate Intellectual
                                                   Property-US


         18.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.


                                   ARTICLE 19

                                   ASSIGNMENT

         19.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that either party may assign this Agreement and/or any part of its rights and obligations hereunder, and/or any PATENT owned by it, (i) to any AFFILIATE or (ii) to any corporation with which a party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party.

                                   ARTICLE 20

                                   RECORDING

         20.1 SB shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the TERRITORY, and VRI shall provide reasonable assistance to SB in effecting such recording, registering or notifying.

                                   ARTICLE 21

                                INDEMNIFICATION

         21.1 SB shall defend, indemnify and hold harmless VRI, AFFILIATES of VRI, licensees of VRI and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of any SB PRODUCT which was manufactured, possessed, distributed, used, tested, sold or otherwise disposed of by or through SB or its sublicensees. SB's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any clams against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. SB shall have the exclusive right to control the defense of any action which is to be indemnified in whole by SB hereunder, including the right to select counsel acceptable to VRI to defend VRI and to settle and claim, provided that, without the written consent of VRI (which shall not be unreasonably withheld or delayed), SB shall not agree to settle any claim against VRI to the extent such claim has a material adverse effect on VRI. The provisions of this Section shall be applicable whether or not such claim has been rightfully brought and shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement.

         21.2 VRI shall defend, indemnify and hold harmless SB, AFFILIATES of SB, licensees of SB and their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demand, costs or judgments which may be made or instituted against any of them arising out of any VRI PRODUCT which was manufactured, possessed, distributed, used, tested, sold or otherwise disposed of by or through VRI or its AFFILIATES or sublicensees. VRI's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which results from the gross negligence or willful misconduct of such indemnified party. VRI shall have the exclusive right to control the defense of any action which if to be indemnified in whole by VRI hereunder, including the right to select counsel acceptable to SB to defend SB and to settle any claim, provided that, without written consent of SB (which shall not be unreasonably withheld or delayed), VRI shall not agree to settle any claim against SB to the extent such claim has a material adverse effect on SB. The provisions of this Section shall be applicable whether or not such claim has been rightfully brought and shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement.

         21.3 A person or entity that intends to claim indemnification under this Section 21 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in Section 21 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor with a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 21, but the omission so to deliver to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section
21. The Indemnitee under this Section 21, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

         IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

SMlTHKLINE BEECHAM plc


BY:  /s/ Jean Pierre Garnier
     ---------------------------------------
     Jean Pierre Garnier

Title:  Chairman. Pharmaceuticals
        ------------------------------------


VIRUS RESEARCH INSTITUTE INC.


BY:  /s/ J. Barrie Ward
     ---------------------------------------
     J. Barrie Ward

Title:  Chairman and Chief Executive Officer
        ------------------------------------

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX A
                                    PATENTS

[****]

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX B
                          VRI/SB [****] RESEARCH PLAN


[****]

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX C
                           VRI THIRD PARTY AGREEMENTS

[****]

The information below marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX D
                        KNOWN [****] GENES AND SEQUENCES

[****]